Exhibit 10.7

Incentive Stock Option Granted Under

Amended and Restated 2018 Equity Incentive Plan

1.	Grant of Option.

This certificate evidences an incentive stock option (this “Stock Option”) granted by Hercules Capital, Inc., a Maryland corporation (the “Company”), on [__________] (the "Grant Date") to [__________] an employee of the Company or its subsidiaries (the “Participant”), pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, in whole or in part, on the terms herein provided, a total of [__________] shares of common stock of the Company (the “Shares”) at the price of [__________] per Share, the Company’s acceptance of [__________] per Share as payment of the such purchase price being conclusive evidence that the Company has determined that such purchase price per Share is not less than the fair market value per Share on the date of grant. The latest date on which this Stock Option or any part hereof, may be exercised is [__________] (the “Final Exercise Date”). The Stock Option evidenced by this certificate is intended to be an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time.

2.	Exercisability and Termination.

This Stock Option will become vested and exercisable in whole or in part in accordance with the provisions of this Paragraph 2 and Sections 6 and 9(G) of the Plan. Subject to the above, the Company’s Board of Directors (the “Board”) or Compensation Committee will determine the vesting dates at the time of grant, as set forth on Schedule A hereto.

Immediately upon the cessation of the Participant’s Continuous Service, as defined in the Plan, that portion, if any, of this Stock Option which is not then vested or exercisable will terminate and the balance will remain exercisable for the lesser of (i) a period of three months or (ii) until the Final Exercise Date, and will thereupon terminate subject to the following provisions (which shall apply unless the Board expressly provides otherwise):

(1)     if the Participant’s Continuous Service ceases by reason of death, or if the Participant dies following the cessation of his or her Continuous Service but while any portion of this Stock Option is vested and exercisable, the then vested and exercisable portion, if any, of this Stock Option will remain exercisable for the lesser of (A) the one-year period ending with the first anniversary of the Participant’s death or (B) until the Final Exercise Date, and will thereupon terminate; and

(2)     if the Board in its sole discretion determines that the cessation of the Participant’s Continuous Service resulted for reasons that cast such discredit on the Participant as to justify immediate termination of this Stock Option, this Stock Option will immediately terminate.

In no event shall any portion of this Stock Option be exercisable after the Final Exercise Date.

3.	Exercise of Stock Option.

Each election to exercise this Stock Option shall be in writing, signed by the Participant (or legally appointed representative in the event of the Participant’s incapacity) or the Participant’s executor, administrator or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”), and received by the Company at its principal office, accompanied by this certificate and payment in full as provided in the Plan. Subject to the further terms and conditions provided in the Plan, the purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Board; (ii) by delivery to the Company of previously acquired shares of Stock (which, unless otherwise specifically provided by the Board, shall have been held for six (6) months or longer if acquired directly or indirectly from the Company); (iii) by such other means of payment as may be acceptable to the Board; or (iv) through any combination of the foregoing. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

4.	Notice of Disposition.

The person exercising this Stock Option shall notify the Company when making any disposition of the Shares acquired upon exercise of this Stock Option, whether by sale, gift or otherwise.

5.	Restrictions on Transfer of Shares.

If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s common stock, the Board may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Board).

6.	Withholding.

If at the time this Stock Option is exercised the Company determines that under applicable law and regulations it could be liable for the withholding of any federal, state, local or other tax upon exercise or with respect to a disposition of any Shares acquired upon exercise of this Stock Option, this Stock Option may not be exercised unless the person exercising this Stock Option remits to the Company any amounts determined by the Company to be required to be withheld upon exercise (or makes other arrangements satisfactory to the Company for the payment of such taxes).

7.	Nontransferability of Stock Option.

This Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

8.	Provisions of the Plan.

This Stock Option is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference with the same effect as if set forth herein in full, and in the event of any contradiction, distinction or difference between this Stock Option and the terms of the Plan, the terms of the Plan will control. A copy of the Plan as in effect on the date of the grant of this Stock Option has been furnished to the Participant. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this Stock Option. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

Schedule A

to the Hercules Capital, Inc.

Incentive Stock Option Granted Under

Amended and Restated 2018 Equity Incentive Plan

Vesting:	[__________]